Exhibit 4.8

Certain personal information has been omitted from this exhibit and is marked [***].

DEED OF VARIATION AND SET-OFF

(Note Purchase Agreement and Secured Promissory Note and Additional Investment and Promissory Note)

Date:

Parties

Braiin Limited ACN 660 713 093

of 283 Rokeby Road, Subiaco WA 6008

(Borrower)

Advaitha Pty Ltd ATF Advaitha Family Trust

of [***]

(Lender)

Chetan Saligrama ATF Saligrama Family Trust

of [***]

(Promissory Note Lender)

Background

A. The Borrower and the Lender entered into a Note Purchase Agreement dated 11 February 2026 (NPA).

B. Pursuant to the NPA, the Borrower issued a Secured Promissory Note in the principal amount of USD 12,000,000 (Note), being Exhibit A to the NPA.

C. The parties have agreed to vary certain commercial terms of the NPA and the Note. D.The Promissory Note Lender and the Borrower entered into a Promissory Note Agreement on 20 March 2025 (Promissory Note).

E. The parties acknowledge that they wish to document the agreed variations, including the contractual set-off arrangements described below.

F. This Deed records those agreed variations.

Operative provisions

1. Definitions

In this Deed, unless otherwise defined below, capitalised terms have the meaning given to them in the NPA:

Month means each successive period of one calendar month commencing on 11 February 2026.

NPA means the Note Purchase Agreement dated 11 February 2026.

Note means Exhibit A – Secured Promissory Note issued under the NPA.

In this Deed, any amount stated as payable in a particular Month is payable on or before the last day of that Month (Melbourne time).

2. Variations to Exhibit A – Secured Promissory Note

2.1 Removal of Make-Whole

(a) Section 1.2 of the Note (Prepayment; Make-Whole) is deleted in its entirety.

(b) Section 1.3 of the Note (Non-Circumvention) is deleted in its entirety.

(c) All references to “Make-Whole Amount” or any equivalent concept throughout the Note are deleted and shall have no further force or effect.

2.2 No early repayment penalties

The Note is amended so that the Borrower may prepay the Note, in whole or in part, at any time, without premium, penalty, make-whole, break cost or additional charge of any kind.

Any such prepayment shall be applied first to accrued interest and then to principal outstanding.

2.3 Replacement of Schedule 1 – Repayment Schedule

Schedule 1 to the Note is deleted in its entirety and replaced with the following:

Loan Repayment Schedule (Interest from Month 2)

Principal amount: USD 12,200,000

Month 1 (payable on or before 12 March 2026)

Principal repaid: USD 2,600,000

Interest paid: Nil

Closing principal: USD 9,600,000

Months 2 to 9 (inclusive) (payable on or before the last day of those Months)

Monthly interest payment: USD 115,200

Principal repaid: Nil

Closing principal: USD 9,600,000

Month 10 (payable on or before the last day of that Month)

Interest: USD 115,200

Principal repaid: USD 3,133,333.33

Closing principal: USD 6,466,666.67

Month 11 (payable on or before the last day of that Month)

Interest: USD 115,200

Principal repaid: USD 3,133,333.33

Closing principal: USD 3,333,333.34

Month 12 (payable on or before the last day of that Month)

Interest: USD 115,200

Principal repaid: USD 3,333,333.34

Closing principal: Nil

Total interest payable over the term: USD 1,267,200.

For clarity:

●	Interest commences from Month 2 only.

●	For clarity, interest payments for every month are set out in the Loan Repayment Schedule above, with a total interest repayable of USD 1,267,200.

●	Any stated interest rate or annualised yield in the Note is not amended by this Deed except to the extent inconsistent with the repayment schedule above.

2.4 Amendment to Trigger Effect percentages

In the Definitions section of the Note (being the section at the rear of Exhibit A containing defined terms), the definition of “Trigger Effect” is amended as follows:

(a) The reference to “twenty-five percent (25%)” for a Major Trigger Event is replaced with “twenty percent (20%)”.

(b) The reference to “ten percent (10%)” for a Minor Trigger Event is replaced with “five percent (5%)”.

3. Variations to the NPA

3.1 Removal of Make-Whole and prepayment penalties

To the extent the NPA contains any reference to:

●	a Make-Whole Amount;

●	prepayment premium;

●	early repayment penalty; or

●	any amount payable solely as a consequence of early repayment,

those provisions are deleted and shall have no further force or effect, other than where such provisions must be retained to give full force and effect to the other provisions of the NPA.

3.2 Recognition of revised repayment structure

The NPA is amended to acknowledge that the repayment obligations of the Borrower are as set out in the revised Schedule 1 to the Note (as replaced by this Deed, including, for the avoidance of doubt, pursuant to clause 2 of this Deed).

4. Confirmation of security

Except as expressly varied by this Deed:

(a) The NPA remains in full force and effect.

(b) The Note remains in full force and effect.

(c) The Security Agreement, IP Security Agreement, Pledge Agreement and Guaranty executed in connection with the Note remain unchanged and continue to secure the obligations under the Note as varied by this Deed.

(d) All other elements relating to the provision of security in favour of the Borrower, pursuant to the NPA note or otherwise, remain unchanged.

For avoidance of doubt, nothing in clause 6 (Additional Investment and Promissory Note Payout) operates to vary, release or discharge any obligation or security interest under the NPA, the Note or any security document securing the Note, except as expressly set out in clauses 2 and 3 of this Deed.

5. No other amendments

This Deed constitutes the full and complete record of the agreed variations. No other terms are amended.

6. Additional Amount and Promissory Note Payout

(a) The parties acknowledge and agree that the Promissory Note Lender has agreed to advance an additional amount of USD $200,000 (Additional Amount). The Additional Amount is payable by the Promissory Note Lender but has not been advanced to the Borrower. Furthermore, the Promissory Note Lender (or a party related to it) advanced a director’s loan of AUD $50,000 to the Borrower (Directors Loan).

(b) The parties agree that, rather than the Promissory Note Lender advancing the Additional Amount to the Borrower and the Borrower subsequently repaying that amount, the Additional Amount shall be applied as a contractual set-off against the amount payable by the Borrower under the
Promissory Note.

6.1 Promissory Note Payout and Contractual Set-Off

(a) The parties acknowledge that, as at 12 February 2026, the total amount payable under the Promissory Note, including applicable payout multiplier, accrued interest and penalty interest, is USD $322,709.33 (Outstanding Promissory Note Amount).

(b) The parties irrevocably agree that the Additional Amount shall be applied as a contractual set-off against the Outstanding Promissory Note Amount.

(c) Accordingly, the amount payable in full and final satisfaction of the Promissory Note shall be calculated as follows:

Outstanding Promissory Note Amount	USD	322,524.59
Less: Additional Amount	USD	200,000.00
Net Amount Payable	USD	122,524.59
Plus: Directors Loan amount	AUD	50,000

(together, the Total Repayable Amount)

(d) The Total Repayable Amount shall be repaid to the Promissory Note Lender on or before 31 March 2026:

(i) the Promissory Note shall be deemed fully satisfied and discharged;

(ii) all obligations under the Promissory Note shall terminate; and

(iii) neither party shall have any further claim arising under the Promissory Note.

(e) The set-off described in this clause is automatic, permanent and irrevocable and shall take effect without further action by either party.

7. Governing law

This Deed is governed by the same governing law as the Note.

8. Execution

Executed as a deed.

Executed by BRAIIN LIMITED ACN 660 713 093 in accordance with section 127 of the Corporations Act 2001 (Cth) by its authorised representatives:

Natraj Balasubramanian Name of director	/s/ Natraj Balasubramanian Signature of director

Executed by Advaitha Pty Ltd (ACN 683 171 717) as trustee for the Advaitha Family Trust in accordance with section 127 of the Corporations Act 2001 (Cth) by its authorised representatives:

Chetan Saligrama Name of director	/s/ Chetan Saligrama Signature of director

Executed by Chetan Saligrama as trustee for the Saligrama Family Trust:

/s/ Chetan Saligrama Signature of Chetan Saligrama